Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

DATE:	May 14, 2009

CONTACT:	Robert H. King,	R. Scott Horner,
	President	Executive Vice President
	856 273 5900	856 273 5900
	rking@sterlingnj.com	shorner@sterlingnj.com

Sterling Banks, Inc. Reports First Quarter 2009
Results of Operations

Mount Laurel, NJ, May 14, 2009 — Sterling Banks, Inc. (NASDAQ: STBK), the bank holding company of Sterling Bank, a locally focused, community oriented, full service commercial bank which operates through ten retail branches that are located in New Jersey’s Burlington and Camden Counties, reported a first quarter loss before income tax benefit of $713,000, and an after tax loss of $449,000, or $0.08 per share, on a basic and diluted basis.

For the quarter ending March 31, 2009, the Company reported a loss before income tax benefit of $713,000, compared to a loss before income tax benefit of $126,000 for the first quarter of 2008.  The first quarter 2009 net loss amounted to $449,000, compared to a net loss of $84,000 for the first quarter of 2008.  On a basic and diluted per share basis, the net loss for the first quarter of 2009 was $0.08 per share, and the net loss for the first quarter of 2008 was $0.01 per share.

Total assets of the Company were $393 million as of March 31, 2009, compared to $394 million as of March 31, 2008.  Loans outstanding totaled $303 million as of March 31, 2009, a decrease of $9 million, or 3%, from total loans of $312 million as of March 31, 2008.  Deposits totaled $343 million as of March 31, 2009, an increase of $1 million, or 0.3%, from total deposits of $342 million as of March 31, 2008.  These results reflect efforts by management to reduce the general level of risk on the balance sheet.

For the quarter ended March 31, 2009, the Company’s net interest income after the provision for loan losses decreased by $625,000, or 20%, compared to 2008, primarily as a result of lost interest income on nonaccrual loans of approximately $558,000 in 2009.  Noninterest income for the quarter ended March 31, 2009 amounted to $219,000, a decrease of $85,000, or 28%, compared to 2008, primarily as a result of a decrease in gains on sales of available-for-sale securities.  Noninterest expenses decreased $123,000, or 3%, for the quarter ended March 31, 2009 as compared to 2008, primarily from a decrease in personnel costs of $245,000, reflecting bonuses expensed in 2008 and staff reductions as a result of the closure of one of our branch locations in November 2008, which was partially offset by an increase in loan workout and repossessed property expenses of $85,000.

Robert H. King, President and CEO, noted that “the evolution of this recessionary economy has produced a series of challenges.  Our focus has been first to identify and remediate emerging problem loans as rapidly as possible as we continue to work diligently and carefully with borrowers to enable them to repay their loan obligations.  Additionally, significant steps have been taken in response to these unusual economic conditions, and meaningful progress has been attained, particularly in the area of expense control and reductions. ”

Sterling Banks, Inc.
Consolidated Financial Highlights (unaudited)
As of, and for the three months ended, March 31, 2009 and 2008

	Three Months Ended
	3/31/2009	3/31/2008
INCOME STATEMENT
Interest income	$4,711,000	$6,035,000
Interest expense	2,216,000	2,915,000
Net interest income	2,495,000	3,120,000
Provision for loan losses	-	-
Net interest income after provision for loan losses	2,495,000	3,120,000
Noninterest income	219,000	304,000
Noninterest expenses	3,427,000	3,550,000
Loss before taxes	(713,000)	(126,000)
Income tax benefit	(264,000)	(42,000)
Net loss	$(449,000)	$(84,000)

PER SHARE DATA
Basic and Diluted losses per share	$(0.08)	$(0.01)

Average shares outstanding – Basic and Diluted	5,843,362	5,843,362

BALANCE SHEET
Assets
Cash & due from banks	$8,525,000	$9,867,000
Federal funds sold	16,327,000	11,852,000
Total investment securities	49,683,000	30,203,000
Restricted stock	2,448,000	1,807,000
Total loans	302,661,000	311,728,000
Allowance for loan losses	(8,380,000)	(2,671,000)
Other assets	22,228,000	31,388,000
Total assets	$393,492,000	$394,174,000

Liabilities
Total deposits	$342,906,000	$341,850,000
Total borrowings	22,186,000	7,186,000
Other liabilities	1,434,000	1,765,000
Total liabilities	366,526,000	350,801,000
Shareholders' equity
Common stock	11,687,000	11,687,000
Additional paid-in capital	29,786,000	29,719,000
Retained earnings (Accumulated deficit)	(14,728,000)	1,865,000
Accumulated other comprehensive income	221,000	102,000
Total shareholders' equity	26,966,000	43,373,000
Total liabilities and shareholders’ equity	$393,492,000	$394,174,000

PERFORMANCE RATIOS
Book value per share	$4.61	$7.42
Tangible book value per share	$4.23	$4.88
Return on average assets	(0.47)%	(0.08)%
Return on average equity	(6.76)%	(0.78)%
Net interest margin	2.86%	3.50%

Sterling Banks, Inc. is a bank holding company which commenced operations in March 2007, with assets of $393 million as of March 31, 2009, and is headquartered in Mount Laurel Township, Burlington County.  Sterling Bank is a community bank which commenced operations in December 1990 with the purpose of serving consumers and small to medium-sized businesses in its market area.  Sterling Bank's main office is located in Mount Laurel, New Jersey, and its nine other Community Banking Centers are located in Burlington and Camden Counties in New Jersey.  The Bank's deposits are insured to the applicable regulatory limits per depositor by the Federal Deposit Insurance Corporation.  Sterling Bank is a member of the Federal Reserve System.  The common stock of Sterling Banks, Inc. is traded on the NASDAQ Capital Market under the symbol "STBK”.  For additional information about Sterling Bank and Sterling Banks, Inc. visit our website at http://www.sterlingnj.com.

This news release may contain certain forward-looking statements, such as statements of the Company’s plans, objectives, expectations, estimates and intentions.  Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.”  These statements are subject to change based on various important factors (some of which are beyond the Company’s control).  Readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis only as of the date of which they are given).  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company to manage the risk in its loan and investment portfolios, the ability of the Company to reduce noninterest expenses and increase net interest income, results of possible collateral collections and subsequent sales, and results of regulatory examinations, among other factors.  Sterling Banks, Inc. cautions that the foregoing list of important factors is not exclusive.  Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.